Exhibit 99.1

CORPORATE PARTICIPANTS

Jim Byers
MKR Group - IR Contact

Jerry Chase
Lantronix Inc. - CEO, President

Reagan Sakai
Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

CONFERENCE CALL PARTICIPANTS

Emily--------
Merriman Currhan Ford

Bill Nasgovitz
 Heartland Advisors - President

 Paul Johnson
 Nicusa Capital – Portfolio Manager

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the first-quarter 2011 Lantronix Inc. earnings conference call. My name is Lacey, and I will be your coordinator for today.

At this time, all participants are in listen-only mode. Later, we will facilitate a question-and-answer session towards the end of the presentation. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Mr. Jim Byers with the MKR Group Investor Relations. Please proceed.

Jim Byers - MKR Group - IR Contact

Good afternoon everyone. Thank you for joining Lantronix's first-quarter fiscal 2011 conference call. Joining us on the call today are Jerry Chase, Lantronix's Chief Executive Officer, and Reagan Sakai, Lantronix's Chief Financial Officer.

A live and archived webcast of today's call will be available at the Company's website at www.Lantronix.com. In addition, a phone replay will be available through November 4. The number to call for the replay is 888-286-8010 using passcode 14079332. From international locations, you may dial 617-801-6888 using the same passcode.

In addition, please note that today's press release contains a link to download a brief presentation of today's discussion. To access the presentation, please visit Lantronix.com, open today's earnings release, and follow the link to download the slides as a PDF file.

As a reminder, during the course of this conference call, management will be making forward-looking statements in their prepared remarks and in response to your questions concerning, among other matters, our plans for future product introductions, upcoming planned product releases, the implementation of new corporate marketing messages and marketing techniques, and statements regarding future financial metrics, including non-GAAP profitability and cash flow. These forward-looking statements are based on Lantronix's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially as a result of several factors. For a more detailed discussion of these and other risks and uncertainties, see the Company's recent SEC filings, including its Form 10-Qs filed for the fiscal quarters ended March 31, 2010, December 31, 2009, and September 30, 2009, and Form 10-K filed for the fiscal year ended June 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflects subsequent events or circumstances.

Lantronix Inc., the Company, has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the Company's annual meeting with the Securities and Exchange Commission. Our stockholders are urged to read the definitive proxy statements when they become available because they will contain important information. Company stockholders may obtain free of charge copies of the definitive proxy statements, when they are available, and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.SEC.gov. In addition, documents filed with the Securities and Exchange Commission by the Company will be made available by the Company free of charge.

Lantronix and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of the Company against the alternative proxy proposed by TL Investment GmbH.

I would now like introduced Jerry Chase, President and Chief Executive Officer of Lantronix.

Jerry Chase - Lantronix Inc. - CEO, President

Thank you Jim. Good afternoon everyone. Thank you for joining us. We are pleased with the revenue growth and continued positive momentum we generated in the first quarter and are excited about the increasing market traction and opportunities we are seeing for our new generation products, not only in medical device connectivity but across all of our key verticals. We welcome any questions or comments about our ongoing strategic initiatives related to medical device connectivity and other topics during the Q&A session.

First-quarter revenue was $12.2 million, which represents 11% growth over the same quarter last year and 3% growth sequentially. We also achieved our ninth consecutive quarter of non-GAAP profitability.

During the quarter, we also launched AccessMyDevice, a new enterprise-grade Internet-based service which enables business and technology professionals to easily view, manage, control and service virtually any device from a Web browser. AccessMyDevice represents many firsts for Lantronix. It's our first service business targeted at generating recurring revenues. It's our first software-only offering; in other words, it does not require Lantronix hardware. In addition to supporting Lantronix equipment, AccessMyDevice works with VIP access-enabled microprocessors, or even our competitors' VIP access-enabled equipment. It is also a major enabler for machine-to-machine, M2M, cloud-based computing.

As mentioned in the opening remarks, please note that today's press release contains a link to download a brief presentation that accompanies our discussion. Please visit Lantronix.com, open today's earnings release, and follow the link to download the slides as a PDF file.

At the end of our last call, I stated that the turnaround phase of Lantronix is now behind us and we're focused on revenue growth. I'd like to take a few moments and provide more details on why I have the confidence to say this.

In early 2008 when I joined Lantronix as CEO, we were facing a very challenging financial situation. During the period of 2003 through 2007, the Company experienced continuous GAAP and non-GAAP losses aggregating $75 million and $35 million respectively. The Company was consistently operating on a negative cash flow basis with limited liquidity. An entire generation of Company products developed after 2003 and under our previous CEO were not well received in the marketplace and essentially failed. Consequently, very limited revenue has been and is being derived from products that were developed during the previous CEO's four-year tenure.

The management team in early 2008 was in disarray and lacking any unified strategic vision. The US market and worldwide economy experienced a significant downturn and recession soon after we started the turnaround phase at Lantronix. As we implemented our turnaround, the Lantronix team had to stabilize financial operations. The Company has significantly reduced operating expenses and increased gross margins to reduce the breakeven threshold of quarterly revenues for non-GAAP purposes from approximately $14 million to the mid $10 million range. This resulted in significantly improved cash flow and liquidity for the Company, which were critical measures to perform successfully during very challenging economic times.

We significantly upgraded the Company's product offerings. Beginning in mid 2008, the Company began a very aggressive next-generation product development effort which resulted in the introduction of exciting new products, including XPort Pro, SpiderDuo, EDS 1100/2100, and ManageLinx as a feature, which is the foundation technology for AccessMyDevice. These products were introduced beginning in late 2009. Based upon very positive customer feedback to date, the Company believes strongly that these products and the customer driven products in our pipeline will result in the critically important successful regeneration of the Company's aging product line.

It typically takes 9 to 18 months after a new product is launched for it to start positively impacting results. It's important to note that XPort Pro was launched in September of 2009, SpiderDuo in October of 2009, EDS 1100 and 2100 in April of this year. These products are entering the period where we expect them to generate revenue and indeed this is the case. In fact, for the June ended quarter, we shipped approximately $180,000 of the new generation of products. For the September ended quarter, we shipped approximately $400,000. While initial shipments are relatively small, market acceptance is increasing and we expect this momentum to continue. It is also important to note that these products, plus all new products going forward, are compatible with AccessMyDevice.

For the new generation of products, we expect to see growth in the December ended quarter of about 45% -- that's quarter-to-quarter growth of 45% -- and growth in the mid-30% range quarter-to-quarter going forward.

During the turnaround, we also strengthened the management team and refined the Company's strategic focus. We significantly upgraded the expertise and strength of the management team and critical core functions within the Company. By way of example, we upgraded and replaced our entire marketing department and 70% of our sales force. In March 2010, led by management and unanimously approved by the Board, Lantronix began implementing a very promising strategic focus directed at the medical market and medical device connectivity.

As the new generation of products gain market acceptance, we are still heavily dependent on revenue from products that were launched over six years ago. For the previous June ended quarter, approximately 85% of our revenue came from products that were launched six or more years ago. This ties into my earlier comment about a lost generation of failed products launched between 2003 and 2007.

As our new products continue to ramp up, we may experience some unevenness in revenue going forward, but as I mentioned, we are very excited with the growing market traction we are seeing for our new products, which supports our confidence in saying that the turnaround is completed.

Turning to AccessMyDevice, I'd like to address some exciting points with a few slides available to you by opening today's earnings release and clicking on the link provided in the first paragraph. As I mentioned above, during the quarter, we launched AccessMyDevice, representing a major milestone in the history of the Company. This new subscription-based service allows equipment to be securely and remotely accessed behind firewalls from anywhere via a secure Web browser.

So for those of you who have access to the slides, please turn to them now. For those of you who don't, don't worry. I'm going to try to make these as descriptive as possible without boring the people who have the slides in front of them, so we'll try to strike a balance.

The first slide is titled "moving up the value chain". This slide builds from the bottom up. For those of you who don't have the slides, the first section is titled "enablement technology". This is sort of the traditional strength of Lantronix. This is where we actually hook up a security panel or a piece of manufacturing equipment to the Local Area Network. This can be wired or wireless.

The next level -- and this chart builds upon itself -- so the next level above that is network connectivity. This is related to connection and set up, device access, some sort of auditing and a big important piece of this is encryption and network security and authentication. This is sort of -- these first two blocks, if you will, are the traditional areas that Lantronix has inhabited. One of the things that Reagan and I heard when we first started traveling around the world in early 2008, the previous administration had defined the product roadmap, if you will, as having form factor proliferation. What customers adamantly and even very loudly said was "No, we like a few of your form factors, but what we really want you to do is upgrade what's inside those form factors with --" -- those of you who have the slides can read this -- "--with device intelligence. We want you to upgrade the processing power. We want you to upgrade the memory. We want you to move to full Linux. We want you to support IPv6. We want you to support SmartRoam, which is a proprietary technology of Lantronix that allows mobile devices to go from access point to access point."

There is a saying, and it goes something like "If we always do what we've always done, we'll always be what we've always been." So what you see here is Lantronix climbing up this chart, climbing the value chain, climbing away from our -- I shouldn't say away -- building on our traditional strength, so moving up to device intelligence. Again, for those of you have the slides and for those of you who don't, creating this wonderful environment where business applications can  reside with powerful intelligence at the network edge.

So above that now, you see AccessMyDevice. AccessMyDevice ties all of this together. It's sort of the logical conclusion of climbing the value chain, because now it provides remote access, remote secure access behind firewalls to machines and allows those machines to benefit from cloud computing. So this is a major, major development and it's very much in line with what we have been building on. We have been able to accomplish this. I give a lot of credit to the engineering department, a lot of credit to the marketing department for creating this. This is based on 20 years of development, 20 years of history.

So, turning to the next slide, the next slide is titled "AccessMyDevice Value Proposition". So I am going to read this. I apologize for those of you who have the slides in front of them. I don't normally do this. But for those of you who don't, what is AccessMyDevice? It's an enterprise grade industrial strength remote access service. It's an in-the-cloud software-based solution. It's the first software-only solution that Lantronix has ever launched. It requires -- our AccessMyDevice is accessed, if you will, via a Web browser in the cloud. It is an AccessMyDevice gateway, and at the far side where the equipment is, there is a VIP access software agent, a software-only solution in the cloud.

What does it do? It allows users to easily and securely view, manage, control and service virtually any server, machine, electronic device, PC, you name it, from a Web browser.

What are the benefits? Reduced service costs, remote manageability from anywhere with Internet access, easier to manage and configure than a VPN, no reconfiguration of the network is required, no opening of ports is required, and it's much safer than port forwarding. It's very easy to use.

Who is it for? Users are predominantly -- this is not for the casual user, although consumers can use it, but this is for business and technology professionals, enterprise users, industries -- across all industries, all company sizes, in any location around the world. It's a low-cost, on-demand, monthly subscription service.

The next slide is very cool indeed. It's titled "The Lantronix Solutions Architecture". What you see is AccessMyDevice, and keeping in mind that AccessMyDevice is a software-based solution. Of course, it supports Lantronix products. All Lantronix products, external products launched since 2009 have the VIP access software key enabling them to access the service AccessMyDevice. Embedded products are the same way and of course all future products. Interestingly, VIP access or AccessMyDevice with the VIP access software agent support microprocessors. We've named a couple that we're compatible with now, Texas Instruments and Renaissance, but on a prioritized basis, we will continue to add to that list going forward.

Also, from a technical perspective, as long as our competitors' products have a favorable environment, which basically boils down to a 32 bit processor, 550 Kb available on the flash and 2 Mb of processing power on the microprocessor, we can also make our competitors' products compatible with AccessMyDevice, and we can run them through our monthly subscription  service.

Okay. The next slide is very important indeed. This is titled "AccessMyDevice and Microprocessor". This is a depiction of a very successful demonstration that was conducted last week using a TI microprocessor. I'll be descriptive for those of you who do not have access to the slide. But on the left-hand side, the left-hand of the slide, what you'll see is a smartphone. In this case, the demo was conducted with an Android. But you can also access with a PC or a laptop. What you do is you pull up a Web browser. You log in like you would for online banking. Then going toward the center of the slide, what you see is that there was an application that was accessed in the cloud, and then, in this case, the application controlled using VIP access, a little light tower, I think it was green, red and orange or something like that, and a little temperature sensor that the TI microprocessor controlled. By using VIP Access, it went through the AccessMyDevice gateway, and indeed was able to control this light tower and this temperature sensor and so on. Members of the audience were invited to use their smartphones to also access the service and to manipulate the demo.

So pulling off some key elements of this, one is that is is software-only, software end-to-end. We do show a hardware piece in there. That's, for example, if General Electric comes to us or if the NSA comes to us and says "No, we don't want a virtualized server", then they can run their own server in the cloud. That's fine.

But typically going forward, what you'll see from us is a virtualized gateway. That truly is a gateway in every sense of the word, in that it's taking information off of devices and then allowing those devices to access cloud-based computing to store information in the cloud, to route information to a database, to perform analytics on the database, and then route that information back to other devices, the same device, human users, you name it. So this is very cool indeed and why you can probably hear some excitement in my voice.

The next slide is -- we won't go through this. I'll just -- well, I guess I do for the people who don't have the slides in front of them. What this is is a laundry list. It's not at all limiting, but basically to say this isn't vertical specific at all. It's across all the verticals and just really a quick read -- robotic welding, industrial packaging, power, utility, gas station metering, credit card processing, inventory tracking, industrial software, automotive, transport, transportation and security, medical, you name it. AccessMyDevice doesn't care. Okay.

So the next thing I want to say is, as I mentioned, all our new products ship with VIP access software. There's no hardware to buy, no obstacles to selling. We've taken away all of the obstacles. All of our equipment can sell with this on it. It's latent. All of the microprocessors that we're compatible with can have this latent on it. Maybe a number of the customers never want to turn it on and it just sits there in Flash for its useful life. However, if the customer or a salesforce wants to go out and upsell either our products, our competitors' products, or microprocessors, it's there.

We believe the substantial competitive advantages AccessMyDevice service offers our customers and partners in terms of productivity and cost savings will be game changing. I think you can see why.

For Lantronix, this service will drive new product sales and create a new recurring revenue stream from the monthly subscription service offering. AccessMyDevice will also serve as a robust communications platform for delivering software as a service solution to the M2M market.

In supporting all of our VIP access enabled products, AccessMyDevice will serve as an umbrella product under which all our solutions will fit. That will encompass all our targeted industry verticals, particularly the significant growth opportunity we see in healthcare at both the OEM and hospital level for our industry-leading secure connectivity solutions.

I'll now turn the call over to Reagan for a review of our financial results.

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

In addition to GAAP results, we report adjusted net income and adjusted operating expenses, referred to as non-GAAP net income or loss, and non-GAAP operating expenses, respectively, and non-GAAP net income or loss per share. Please refer to our earnings release posted in the Investor Relations section of our website where we have provided the definition for these non-GAAP financial measures. We believe that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends related to the Company's financial condition and results of operations. The non-GAAP financial measures disclosed by Lantronix should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. And the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by Lantronix may be calculated differently from and therefore may not be comparable to similarly-titled measures used by other companies. In our Investor Relations section of our website, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Turning to our financial results for our first quarter of fiscal 2011, net revenue was $12.2 million, an 11% increase over the first quarter last year and a 3% sequential increase. Gross profit margin was 51.1% in the first quarter, compared to 52.2% in the first quarter a year ago. The decrease in gross profit margin percent reflects a change in product mix, an increase in freight costs due to expedite charges relating to component and product shortages, transitional costs associated with the implementation of third-party logistics providers in Los Angeles and Hong Kong for inventory management, and an increase in payroll costs. Although payroll costs were higher, they were actually normalized due to the suspension of a company-wide furlough program that was in effect during the year-ago quarter.

GAAP operating expenses were $6.9 million, compared to $6.1 million for the first quarter a year ago.

Selling, general and administrative expense was $5.1 million, compared to $4.6 million in Q1 a year ago. The increase was primarily due to increased legal and consulting expenses as a result of the Company's contested proxy and an increase in payroll costs. Although payroll costs were higher, they were actually normalized due to the suspension of a company-wide furlough program that was in effect during the year-ago quarter.

Research and development expense was $1.8 million, compared to $1.5 million a year ago. The increase was due to expenses related to specific development projects and an increase in payroll costs. Although payroll costs were higher, they were actually normalized due to the suspension of a company-wide furlough program that was in effect in the year-ago quarter.

GAAP net loss was $678,000, or a loss of $0.07 per share, compared to net loss in the first quarter last year of $499,000, or a loss of $0.04 per share. The GAAP net loss in the current quarter was negatively impacted by approximately $200,000 in legal and consulting expenses related to the Company's contested proxy.

On a non-GAAP basis, operating expenses were $6.1 million compared to $5.4 million in Q1 last year.

Non-GAAP net income was $228,000, or $0.02 per share, compared to non-GAAP net income of $411,000, or $0.04 per share last year. The non-GAAP net income was negatively impacted in the current quarter by approximately $200,000 in legal and consulting expenses related to the Company's contested proxy.

Our institutional investors view non-GAAP profitability as a valid measure of performance and an excellent proxy for cash earnings. We also believe that non-GAAP profitability is a valid and meaningful measurement of performance. From the beginning, we have indicated that one of our financial goals was consistent non-GAAP profitability. Our achievement against that stated goal has been nine consecutive quarters and two full fiscal years of non-GAAP profitability. I'd like to note that from fiscal 2002 to fiscal 2008, Lantronix reported consecutive quarterly non-GAAP profit only once and never achieved consistent non-GAAP profitability.

Now, turning to the balance sheet, cash and cash equivalents increased $383,000 to $10.5 million, compared to $10.1 million as of June 30, 2010. In late September, we amended our credit facility with Silicon Valley Bank providing for a three-year $2 million term loan and used approximately $611,000 to pay down the remaining balance of our old term loan and to provide additional working capital.

Total receivables, which include Accounts Receivable and contract manufacturers receivables, were $2.9 million, compared to $2.4 million at June 30, 2010.

Net inventory was $7.5 million compared to $6.9 million at June 30.

Accounts Payable were $7.0 million, compared to $6.5 million a year ago.

Working capital was $8.7 million as of September 30, 2010, compared to $7.6 million as of June 30.

I would now like to provide some insight into what we are seeing for fiscal second quarter of 2011 and beyond. We are excited about the increasing market acceptance we are seeing from our new products and technologies. However, we remain dependent upon the overall health of the global economy.

For fiscal 2011, we are focused on growing revenue, maintaining non-GAAP profitability, and further strengthening our balance sheet. However, our ability to remain non-GAAP profitability in fiscal Q2, the December ended quarter, will be negatively impacted by expenses related to the contested proxy.

We plan to achieve gross margins in the 50 to 53% range. We continue to believe that there is significant operating leverage in our business model, but we will invest in certain strategic hires and projects that will affect quarterly operating expenses. We believe these activities will better position Lantronix for sustained revenue growth and penetration within the medical vertical.

Before turning it over to Jerry, I'd like to address an item that may not seem clear regarding our operating expenses. The financial health of the Company and the predictability of revenue have improved to the extent that we discontinued a company-wide furlough program that was in effect for five quarters. We ended the furlough program in the March ended quarter of this year. Consequently, the June and September ended quarters of this year did not have the furlough programs, resulting in higher payroll expenses than comparable periods which did have furlough programs. Please be assured that our expenses remain under tight control and our team has remained consistent at approximately 120 people.

I would now like to turn the call back to Jerry.

Jerry Chase - Lantronix Inc. - CEO, President

This concludes our prepared remarks. But before turning the call over for questions, I would like to take the opportunity to thank my Lantronix colleagues, our investors, our partners, and especially our customers for your ongoing support of Lantronix.

We'd like to open the call to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Alex Kurtz, Merriman Capital.

Unidentified Participant - Merriman Curhan Ford & Co. - Analyst

Thanks for taking the question. This is actually Emily  in for Alex today.

Just going back to the AccessMyDevice platform, a couple of questions there -- what is your go-to-market strategy on the go-forward? Also give us some more color on your pipeline, maybe the transaction size, and maybe where you see it as a percentage of revenue about a year from now?

Jerry Chase - Lantronix Inc. - CEO, President

So we did just launch AccessMyDevice, although it's been building -- it builds on many, many years of development. We did just launch it two weeks ago. Initial response has been very positive. I see us going to market four ways. One is to partner -- from our standpoint on the technology side, the technology scales to -- without adding a lot of people towards thousands of users and millions of devices. So from a technology standpoint, we don't need to add people to support this.

However, when you have thousands of users and millions of devices, you do need a customer-facing organization. So what we are doing is looking to partner with large partners, if you will, with customer-facing organizations, field applications, engineering groups, in particular salespeople, that are calling on microprocessor end-user customers, so the customers who use free-scale, who use TI, who use ATMEL, etc., and then working with them as part of an ecosystem to offer wired and wireless access for their devices to cloud-based computing. So we would have the secure transport as well as the AccessMyDevice gateway, which is the gateway to cloud-based computing, as part of our service in this ecosystem. Along these lines, we would expect that our partner would charge a monthly per-device fee, and that we would benefit from some subset of that monthly fee. So that's the first. So we're looking to partner.

The second is to build AccessMyDevice for our products. In this case, we would offer AccessMyDevice under our own brand name. However, some early adopters of AccessMyDevice have indicated they want to use the AccessMyDevice infrastructure but they want to brand it their own particular customer brand name. We're fine with that; that's simply a user interface change.

The third way I can imagine, as I mentioned earlier in the call -- and by the way, this is all routing people through our service, through AccessMyDevice. But I am making these up -- we are not in discussions with the NSA; we are not in discussions with General Electric on this. But if they were to come to us and say really we don't want to go through the cloud, we want to run our own servers, in that case we would say okay, fine. But then, of course, they would still need us for regular software upgrades to their service, and we would participate in a one-time sale of equipment as well as ongoing software support.

The fourth, I'm not sure how we real it is, but from the technical standpoint, it certainly is real. But as I mentioned in the call, that our product support, our competitor -- I'm sorry, AccessMyDevice supports our competitors' product. There might be business reasons that people don't want to do that, but nonetheless the technology supports it. So that would be the go-to-market.

Reagan, I don't know if you want to chime in on potential -- to early to chime in on potential revenue impact.

 Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

 That's correct.

Jerry Chase - Lantronix Inc. - CEO, President

But we'll be -- certainly you can expect us to report on this going forward.

Operator

Bill Nasgovitz, Heartland Funds.

Bill Nasgovitz - Heartland Advisors - President

Good afternoon guys. It's nice to see some topline sales growth. Could you just talk about the overall addressable markets for Lantronix, but specifically for XPort Pro and this new product, AccessMyDevice?

Jerry Chase - Lantronix Inc. - CEO, President

Okay. So, on the addressable market for AccessMyDevice, what this -- of course everybody is familiar with LogMeIn and GoToMyPC. What these are are consumer-based services, if you will, that primarily are targeted at computers. What -- if you listen to -- I forget the gentleman's name, but he was at a recent Deutsche Bank conference. He is the CEO of LogMeIn -- I'm sorry, GoToMyPC -- basically what he said was that the future of this type of service is machine-to-machine access. That's where we are right now with AccessMyDevice. So obviously there's more devices in the world than there are humans, so we are looking at a very large addressable market measured in the hundreds of millions of dollars and growing. So we’re very excited about that.

On XPort Pro, we currently sell about -- I'm going to say we sell about $4 million worth of XPort per quarter, roughly speaking. XPort was announced in May of 2002. We started shipping meaningful product, our first product I think in March of 2003. XPort Pro is not cannibalizing XPort. It's full Linux. It's got a 32-bip processor; it's got AccessMyDevice. Obviously -- I'm sorry, VIP access, which is compatible with AccessMyDevice. It's ramping up nicely. It's very much included in that 45% growth figure for our new products, not by itself, but that we are expected to see for growth in shipments in the December ended quarter, and then sort of in the mid 30s% quarter to quarter going forward.

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

For the new products.

Jerry Chase - Lantronix Inc. - CEO, President

If I didn't say new products, I meant new products. So we would fully expect -- this is not cannibalizing sales. This is new sales and ramping up quite nicely. We would expect it to be starting to contribute -- I don't note, Reagan, do we want to quantify here?

 Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

 (inaudible) say early part of 2011.

Jerry Chase - Lantronix Inc. - CEO, President

So it's already contributing and December is a good quarter, and also in the March ended quarter. Bill, is that fair?

Bill Nasgovitz - Heartland Advisors - President

Okay, thank you. So you are saying -- did I hear correctly $100 million to $200 million near-term market potential for AccessMyDevice?

Jerry Chase - Lantronix Inc. - CEO, President

Yes. This is machine-to-machine, cloud-based computing.

Bill Nasgovitz - Heartland Advisors - President

Who would be your competitors?

Jerry Chase - Lantronix Inc. - CEO, President

As far as we know, there's nobody in the market offering anything like AccessMyDevice.

Bill Nasgovitz - Heartland Advisors - President

Could you talk specifically about -- you mentioned the medical healthcare vertical. What kind of progress -- can you name some specific entities where we have developed business and it's meaningful medical equipment in the medical equipment area?

Jerry Chase - Lantronix Inc. - CEO, President

So traditionally we have -- we sell into Brigham and Women's Hospital which is affiliated with Harvard in Boston, Mass. General, Lehigh Valley, Barnes Jewish, St. Jude's, etc., etc. So we sell to these hospitals and comparable hospitals around the world. We have sold into LifeScan. I would say that our new products, as we go forward, are designed to sell across all verticals, but a new product that we're developing called PremierWave EN, which is a wireless solution with a dual-band radio, with full Linux, it's got an ARM9 processor on it. It's got VIP access. So this is receiving a lot of attention in Europe and the US for medical applications. But to be clear, this is for verticals, all verticals, as well being very well received in the medical vertical.

Then we are in the process of developing a new -- the only medical-only product that we're developing is called EDS MD. We're partnering with a couple of companies in that space, middleware companies, to offer proprietary language protocol conversion at the point of care to convert this to HL7 and potentially offer dashboarding information at the point of care. The reason that's important, not only is that important for healthcare givers, but also in hospitals as they implement electronic patient records. A lot of their infrastructure is becoming outdated because there is a lot of traffic on hospital networks. So the more you can do at the point of care, the more important that is and the more you can relieve those crowded hospital networks. So we would be going after companies like Capsule, for example. We have beta units coming out in December of this year, so our partners can start porting middleware onto those. Those products will start rolling out sort of in the second quarter, the second calendar quarter of next year.

So we started focusing on medical in the April/May time frame of this year, typically when things are going very well. You're looking at about an 18 month sales cycle. We feel very happy with our pipeline. It continues to fill both absolutely with customers as well as from a dollar perspective.

Bill Nasgovitz - Heartland Advisors - President

So we virtually had very little in the medical area in fiscal 2010?

Jerry Chase - Lantronix Inc. - CEO, President

 I think that's right.

Bill Nasgovitz - Heartland Advisors - President

In terms of sales.

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

 I think that's correct. Probably about 7% or 8%.

Jerry Chase - Lantronix Inc. - CEO, President

(multiple speakers) our historical average.

Bill Nasgovitz - Heartland Advisors - President

Then just going back to the big picture, what do you think the growth rate of the entire machine-to-machine marketplace is?

Jerry Chase - Lantronix Inc. - CEO, President
 A lot of people have died on that battlefield, and I don't -- I can't speak overall for machine-to-machine. I don't want to pretend that I know more than I do. I don't. What I am seeing is that the interest and acceptance for what we are doing, which is connecting machines to the Internet and enabling cloud-based computing -- we're seeing a lot of interest. We will feel very comfortable reporting on that as we go forward.

Bill Nasgovitz - Heartland Advisors - President

Okay. Thank you.

Operator

Paul Johnson, Nicusa Capital.

Paul Johnson - Nicusa Capital - Portfolio Manager

Almost got it. So the $100 million for AccessMyDevice is in the March or June quarter?

Jerry Chase - Lantronix Inc. - CEO, President

We didn't say which year.

Paul Johnson - Nicusa Capital - Portfolio Manager

I just want to make sure we had that in the model correctly. I want to come to a couple of general questions, bounced around here for a minute. Can we talk about medical for a second? Historically, you guys have sold products into the medical market, but whereas I understand it, the new effort is to target not generic products that would go to any industry, but increasing to not customized for a customer, but make them very market-sensitive, take your general products, make them a bit more healthcare oriented, and increase your penetration in medical as opposed to a brand-new effort in medical. Is that correct?

Jerry Chase - Lantronix Inc. - CEO, President

That's exactly right. So products that are optimized for medical first can still be sold across the verticals, but indeed optimized for medical first. For example, the PremierWave EN product that I mentioned broadcasts in hospital on 2.4 and 5 GHz frequencies. The 2.4 is typically where you find computers, laptops etc., and they tried to keep the medical equipment on the 5 GHz frequency to protect the quality of the RF transmission. So that's an example, but you are dead on.

Paul Johnson - Nicusa Capital - Portfolio Manager

So the idea is to take a product that is very sensitive to a slightly different -- it's the same architectural structure as your other product, leaning on same sort of general technologies, but to make them bring together a set of technologies that are very much oriented towards a healthcare market, then wrap very specific sales and marketing around that product for the healthcare world.

Jerry Chase - Lantronix Inc. - CEO, President

Exactly. To that end, we've added a dedicated salesperson in Europe, three dedicated salespeople here in the US, as well as a VP of Marketing who came originally from the medical field. But that's exactly right.

Paul Johnson - Nicusa Capital - Portfolio Manager

The idea is to leverage some historical relationships you have but to get more focus, more penetration into healthcare. It's not a new effort. In that sense, it's a new focus, new energy behind it.

Jerry Chase - Lantronix Inc. - CEO, President

Exactly. We sell into GE Medical, Philips Medical, Siemens Medical. It's to deepen our relationship.

Paul Johnson - Nicusa Capital - Portfolio Manager

You made a comment in the call that it struck -- I was just fascinated by it. From '03 to call it '07, there was a dearth of products, successful products coming out of the Company. Most of the revenue, I think you said 85% of the revenue comes from a long time ago, ancient history by technology standards. Does that reflect how long the design-in cycle or the life of these products are? So if we look at some of the new products you've introduced and we are all chomping at the bit to see them contribute revenue, but you could be at the beginning of a five to seven-year product cycle for those products, in the same way the '03 products are still generating terrific revenue seven years later.

Jerry Chase - Lantronix Inc. - CEO, President

Right, exactly. To parse out your comments a little bit, but a successful product will be with us all long time. Products that launch between '03 and late, say, '07 were unsuccessful products that will never meaningfully contribute to our topline revenue. But we have every intention that XPort Pro, SpiderDuo, PremierWave EDSMD, will be successful and will be with us for a long time.

Paul Johnson - Nicusa Capital - Portfolio Manager

So even though we are all watching every day to see what the order and revenue numbers are for the new products, the good news is you have multiple years in front of you from these products.

Jerry Chase - Lantronix Inc. - CEO, President

Yes. These are -- once people get them designed into their printed circuit boards and get them designed into their finished goods, once you're in, you're in.

Paul Johnson - Nicusa Capital - Portfolio Manager

So in that sense, your end markets are a little bit different than the general perception of technology, where we buy a new cell phone every nine months, we get a new iPad every year. These are products, the medical world, the industrial control, alarm panels, that last a long time and therefore design wins are very valuable in that sense.

Jerry Chase - Lantronix Inc. - CEO, President

Exactly. So it's sort of the difference between consumer type products, which as you mentioned would be cell phones and games, that sort of thing, versus industrial products. We go down the cost curve with our customers and continue to offer service and functionality well into the future.

Paul Johnson - Nicusa Capital - Portfolio Manager

So there's nothing you can do about '03 to '07, but there's a lot you can do about the new products rolling out.

Jerry Chase - Lantronix Inc. - CEO, President

Exactly. They started in September/October of last year, and they are on a good path.

Paul Johnson - Nicusa Capital - Portfolio Manager

AccessMyDevice -- it seems to me that, to some degree, this is a natural evolution of where you've been going with your products. You had embedded products for a long time. You've added intelligence with the new set of products that you've introduced over the last 18 months. In some ways, you're just going up the stack and you're now allowing people to access those smart devices over something that we all take for granted, the Internet, using protocols we all take for granted, HTML, V6, all of the technologies that are out there. You are now bringing Internet access to some sort of industrial control device.

Jerry Chase - Lantronix Inc. - CEO, President

Exactly. The guys have successfully extrapolated the software component off of our hardware so that we are no longer hardware-dependent. Now that software can be placed at end-user devices or in the cloud, to enable activity without necessarily involving Lantronix hardware.

Paul Johnson - Nicusa Capital - Portfolio Manager

I am an alarm manufacturer. I built a panel that goes into some sort of building, commercial, fire, whatever it happens to be. I sell a couple hundred million dollars a year. I have an R&D budget that's interesting but it's not high by Silicon Valley standards. I am facing this problem that I have to add more intelligence to my device. Most importantly is I have to be able to add remote control services and related. Now, all of a sudden, I can go to you, it sounds like, and I can outsource the technology needed to be able to do remote control of those devices?

Jerry Chase - Lantronix Inc. - CEO, President

Exactly. If you bought our products originally, our newer products, then we could activate that VIP access software agent that resides on a security panel and then now you can bring your customers back through AccessMyDevice, or you can work with us and we'll give you your own branded website so that your customers are dealing with you directly. If, for some reason, you have a chip-based solution that you would prefer to use -- and, again, it has the proper environment of 550 kB on Flash and 2 Mb per processing power on the chip, then we can integrate VIP access right into your microprocessor solution.

Paul Johnson - Nicusa Capital - Portfolio Manager

The idea is -- you're very enthusiastic about this. The market is sort of open-ended. No one knows how big it will be. But in fairness, this is going to take a little while to percolate because you're asking people to change behavior. It's going to have very high stickiness as it rolls out. It could end up being a fantastic business because it is going to have not a lot of costs and a lot of recurring revenue. But we should be patient in our sense of how quickly this will contribute.

Jerry Chase - Lantronix Inc. - CEO, President

Exactly. Thanks for pointing that out. Yes, this is going to take time. We've got a great path in front of us, but nobody is going to wave a magic wand over Lantronix and all of a sudden all these things that are going to -- revenue is going to start to roll in. This is still going to take time. We're going to have to get out there with the message. We're going to have get out there and work with customers. Obviously, they are going to have to trial it. The good news is they can do free trials with -- via a Web browser access. But thanks for bringing a dose of reality into this. It's a great opportunity for us, but of course it's still going to take time to start actualizing.

Paul Johnson - Nicusa Capital - Portfolio Manager

Now, one more question. When you're out competing with some of your traditional competitors in terms of your embedded devices, does AccessMyDevice give you one -- the salesman -- one more thing to sell your SpiderDuo versus somebody else's solution that might offer similar capabilities?

Jerry Chase - Lantronix Inc. - CEO, President

Absolutely. All of a sudden, it sort of takes the emphasis off the unit price, and it reframes the discussion into how much money can I save, how much cost can I save, how much additional service can I add, how much can I start charging for a monthly subscription fee? So it really reframes the sales approach and the discussion.

Paul Johnson - Nicusa Capital - Portfolio Manager

Have you had that discussion, that exact discussion with any customers yet?

Jerry Chase - Lantronix Inc. - CEO, President

We have, very limited, less than five. We just launched it two weeks ago, but yes.

Paul Johnson - Nicusa Capital - Portfolio Manager

I would be remiss if I didn't ask Reagan a question. Legal expenses in the just reported September quarter I wrote down as $200,000. I just want to make sure.

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

Legal and consulting expenses, that's correct.

Paul Johnson - Nicusa Capital - Portfolio Manager

Related to the proxy issue that's out there.

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

That's correct.

Paul Johnson - Nicusa Capital - Portfolio Manager

You then said that December quarter will also be impacted and odds are high that number will be bigger.

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

As we look at the landscape, that would be a correct statement.

Paul Johnson - Nicusa Capital - Portfolio Manager

Do you have, order of magnitude, how much bigger that number is going to be in the December quarter?

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

I believe it will -- another $300,000 to $500,000.

Paul Johnson - Nicusa Capital - Portfolio Manager

Incremental, or just in the quarter?

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

Incremental within the quarter.

Paul Johnson - Nicusa Capital - Portfolio Manager

So we spent $200,000. We will spend another $300,000 or $400,000 in the current quarter, not on top of another $200,000?

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

That's correct. We spent $200,000 in legal and consulting in the September ended quarter, and this would be expenses in the December ended quarter.

Paul Johnson - Nicusa Capital - Portfolio Manager

Odds are high than, in the March quarter, you'll have very little related to this activity.

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

Yes. I believe so, mainly because our annual meeting is on December 15.

Paul Johnson - Nicusa Capital - Portfolio Manager

 One would assume the issue will be over on December 15, but strange things happen sometimes. So for modeling purposes, we can take that out as classic one-time expenses both this quarter -- the current quarter we are in and the quarter you're just reporting?

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

Yes.

Paul Johnson - Nicusa Capital - Portfolio Manager

And we shouldn't have to pencil in much or any in March or June next year?

Reagan Sakai - Lantronix Inc. - CFO, Principal Accounting Officer, Secretary

Yes.

Paul Johnson - Nicusa Capital - Portfolio Manager

Believe it or not, I think I'm done.

Jerry Chase - Lantronix Inc. - CEO, President

Paul, a pleasure. Thanks for joining us today.

Operator

Bill Nasgovitz, Heartland Funds.

Bill Nasgovitz - Heartland Advisors - President

So if I want to subscribe to this service, what is my monthly or -- how do you charge me?

Jerry Chase - Lantronix Inc. - CEO, President

So for -- so to form the basis of it, the straightforward answer to your question is it's either somewhere around $20 or $5. I'll tell you where that comes from. If it's in low unit volume, if it's a one-off, if you're using a lot of video, then we get charged for bandwidth. We would expect that would be a minority of our customers.

On the other hand, to go back to Paul's example, if it's a security panel, for example, and every few minutes or whatever you are just -- the panel is just saying I am here, I am here, I am here. So you're using very little bandwidth which costs us almost nothing. So it's value-based pricing. I would say, if we charge -- with those parameters in mind, if we charge $5 a unit, we are at still very, very high gross margins. If we charge $20 per unit, potentially we would still be in very, very high gross margins, even though potentially we are handling video.

Operator

This concludes our question and answer portion of today's call. I would now like to turn the call back over to management for closing remarks.

Jerry Chase - Lantronix Inc. - CEO, President

I'd like to thank you for -- thank everyone for your participation on our call today.

Before we conclude, I'd like to note that Lantronix will be presenting at the Merriman Curhan & Ford Investor Conference taking place in New York on November 16. We will be providing more information on our presentation time as we get closer to the conference date. We look forward to speaking with you next quarter. Again, thank you.

Operator

Thank you for your participation in today's conference. This concludes your presentation. You may now disconnect. Good day everyone.

Lantronix, Inc. (the “Company”) has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the Company’s annual meeting with the Securities and Exchange Commission.  Our stockholders are urged to read the definitive proxy statements when they become available, because they will contain important information.  Company stockholders may obtain, free of charge, copies of the definitive proxy statements (when they are available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov.  In addition, documents filed with the Securities and Exchange Commission by the Company will be made available by the Company free of charge.  Lantronix, Inc. and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of the Company against the alternative proxy proposed by TL Investment GmbH.